Exhibit 23.5

THE ROMANS GROUP LLC

April 12, 2007

Mr. Steve Bradshaw
Financial Institutions and Governments
JPMorgan Chase & Company
277 Park Avenue, 13th Floor
New York, NY 10017

Dear Mr. Bradshaw,

Solera Holdings, Inc. has permission from The Romans Group LLC to quote statistics from an article written by Vincent Romans and published in a December 2006 article in Collision Week magazine available to subscribers at the Web site, www.collisionweek.com.

Sincerely,

/s/ Vincent J. Romans
Vincent J. Romans

517 Park Barrington Way, Barrington, Illinois 60010
Office 847-382-6208    Cell 847-867-6722
www.romans-group.com    Vincent@romans-group.com